CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)(2)

Medium-Term Notes	$300,000,000	$34,830

(1)
The filing fee of $34,830 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in SCANA Corporation's Registration Statement on Form S-3 (File No. 333-163075).

Filed Pursuant to Rule 424(b)(2) Registration No. 333-163075

PRICING SUPPLEMENT DATED MAY 5, 2011
(To Prospectus dated November 12, 2009, and
Prospectus Supplement dated May 5, 2011)

Medium Term Notes

Due Nine Months or More From Date of Issue

Principal Amount: $300,000,000	Original Issue Date: May 12, 2011
CUSIP No.: 80589M AD4	Maturity Date: May 15, 2021
x Book-Entry Note
Certificated Note
Issue Price: 99.739%(1)
Underwriters' Discount or Commission: 0.65%(1)	Selling Concession: 0.400%
Reallowance: 0.250%
Net Proceeds to Company: $297,267,000(1)

(1)
Based on a total issue price of $299,217,000, the net proceeds to the Company, net of underwriters' discount or commission of $1,950,000, are $297,267,000. The Issue Price and Net Proceeds to the Company will include accrued interest, if any, from May 12, 2011, if settlement occurs after that date.

The Notes are being purchased by the Underwriters listed below:

Underwriter	Principal Amount

Morgan Stanley & Co. Incorporated	$80,000,000
UBS Securities LLC	$80,000,000
Wells Fargo Securities, LLC	$80,000,000
Deutsche Bank Securities Inc.	$30,000,000
Mitsubishi UFJ Securities (USA), Inc.	$30,000,000

Redemption by Company (check one):

     No.    The Notes are not subject to redemption.

 x  Yes.    The Notes are subject to redemption as described in the accompanying prospectus supplement, for which purpose a Treasury Spread of 25 basis points (0.25%) will apply.

Optional Repayment at Option of Holder (if applicable, check one):

 x  No.    The Notes are not subject to repayment.

     Yes.    The Holder may elect repayment as follows:

      Optional Repayment Date(s):

      Optional Repayment Price(s):

      Provisions:

Interest (check one):

 x     Fixed Rate Note. If this box is checked, the interest rate on the Notes shall be 4.75% per annum.

        Floating Rate Note.

      Initial Interest Payment Period:

      Interest Payment Dates:

      Record Dates:

Original Issue Date Statement

It is expected that delivery of the Notes will be made against payment therefor on or about the Original Issue Date which is the fifth business day following the date of this pricing supplement ("T+5"). Under Rule 15c6-l of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

To the extent of any conflict between the terms of the prospectus, the prospectus supplement and this pricing supplement, this pricing supplement shall govern.